Exhibit 99.1                                                                               News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES THIRD QUARTER RESULTS
SALES INCREASE 75.1% - NET INCOME INCREASES 56.9%

Houston, TX, -- October 29, 2008 -- DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $7,026,000 for the third quarter ended September 30, 2008, with diluted earnings per share of $.51 compared to net income of $4,477,000 and diluted earnings per share of $.33 for the third quarter of 2007.  Sales increased 75.1% to $186.9 million from $106.8 million for the third quarter of last year.  Excluding third quarter 2008 sales of $65.7 million from businesses acquired in 2007 and 2008, sales for the 2008 third quarter increased 13.5% from the 2007 third quarter.

Net income for the nine months ended September 30, 2008 was $18,838,000, with diluted earnings per share of $1.38 compared to net income of $11,621,000 and diluted earnings per share of $0.93 for the first nine months of 2007.  Sales increased 97.0% to $543.2 million from $275.7 million for the first nine months of 2007. Excluding the first nine months 2008 sales of $215.4 million from businesses acquired in 2007 and 2008, sales for the first nine months 2008 increased 18.9% from the 2007 first nine months.

David R. Little, Chairman and Chief Executive Officer remarked, “We are very pleased with our strong third quarter earnings. Even given the disruptions caused by Hurricane Ike and Hurricane Gustav, we weathered the storms admirably.  We are grateful that our employees and their families made it through the hurricanes safely, although many suffered personal losses.  We look forward to the resumption of normal activity on the Gulf Coast and continue to keep those affected by this tragedy in our thoughts and prayers. Our major markets of food and beverage and energy continue to be good.  I am very pleased with the integration of our acquired companies and the operational efficiencies we have created to reduce cost.  While the worldwide financial problems and credit disruptions indicate some near-term uncertainty in our industry, our significant ability to grow Super Centers at the expense of our smaller competitors, our Supply Chain Services ability to create cost savings for industrial customers, plus the fact that Innovative Pumping Solutions serves the production side of oil and gas gives me great comfort that we will continue to out perform the market.”

Mac McConnell, Senior Vice President and Chief Financial Officer said, “I am very pleased that DXP’s working capital has increased approximately $43 million at September 30, 2008 from December 31, 2007 and earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the twelve months ended September 30, 2008 are $55.9 million.  These measures have increased the availability of funds under our line of credit for future growth.  I am pleased that the acquisition of PFI, LLC, which was completed on August 28, 2008, was accretive to earnings in the third quarter.”

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.

DXP’s innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

SmartSource, a DXP integrated supply program, allows a more efficient way to manage the customer’s supply chain needs for MROP products. The program allows the customer to transfer all or part of its supply chain needs to DXP, so the customer can focus on its core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP’s broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sales	$ 186,937	$ 106,785	$ 543,238	$ 275,739
Cost of sales	134,687	76,930	393,166	196,436
Gross profit	52,250	29,855	150,072	79,303
Selling, general and administrative expense	39,460	22,053	115,229	58,700
Operating income	12,790	7,802	34,843	20,603
Other income	67	229	107	328
Interest expense	(1,456)	(502)	(4,015)	(1,609)
Income before income taxes	11,401	7,529	30,935	19,322
Provision for income taxes	4,375	3,052	12,097	7,701
Net income	7,026	4,477	18,838	11,621
Preferred stock dividend	(23)	(23)	(68)	(68)
Net income attributable to common shareholders	$ 7,003	$ 4,454	$ 18,770	$ 11,553

Basic income per share	$ 0.55	$ 0.35	$ 1.48	$ 1.02
Weighted average common shares outstanding	12,797	12,652	12,698	11,380
Diluted income per share	$ 0.51	$ 0.33	$ 1.38	$ 0.93
Weighted average common and common equivalent shares outstanding	13,731	13,674	13,698	12,480

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA*; a non-GAAP financial measure, to income before  income taxes, calculated and reported in accordance with U.S. GAAP;

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Income before income taxes	$ 11,401	$ 7,529	$ 30,935	$ 19,322
Plus interest expense	1,456	502	4,015	1,609
Plus depreciation and amortization	2,670	1,010	7,166	2,498
EBITDA	$ 15,527	$ 9,041	$ 42,116	$ 23,429

*EBITDA – earnings before interest, taxes, depreciation and amortization